UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2010

DYAX CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24537	04-3053198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Technology Square
Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(617) 225-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 18, 2010, Dyax Corp. (the “Dyax”) and Defiante Farmaceutica S.A., a subsidiary of the pharmaceutical company Sigma-Tau SpA, (“Sigma-Tau”) entered into a Joint Development and License Agreement to develop and commercialize subcutaneous DX-88 (ecallantide) for the treatment of hereditary angioedema (HAE) and other therapeutic indications throughout Europe, North Africa, Middle East and Russia.  Dyax retains its rights to subcutaneous DX-88 in other territories, including the U.S., where DX-88 has been approved by the U.S. Food and Drug Administration (FDA) and is marketed as KALBITOR® (ecallantide) for the treatment of acute attacks of HAE in patients 16 years of age and older.

Under the terms of the Joint Development and License Agreement, Sigma-Tau will make a $2.5 million upfront payment to Dyax and will purchase $2.5 million in common stock at a 50% premium above market value as detailed below.  Dyax will also be eligible to receive over $100 million in development and sales milestones related to DX-88 and royalties equal to 41% of net sales of product.  Sigma-Tau will pay the costs associated with regulatory approval and commercialization in the territories licensed to Sigma-Tau.  Additionally, Dyax and Sigma-Tau will share equally the costs for all development activities for future indications developed in partnership with Sigma-Tau.

On June 18, 2010, Dyax Corp. and Sigma-Tau  entered into a Stock Purchase Agreement pursuant to which Dyax agreed to sell to Sigma-Tau 636,132 shares of Dyax common stock in a private placement at a purchase price of $3.93 per share, which is a 50% premium over the 20-day average closing price of Dyax’s common stock through June 17, 2010.

Dyax will issue the shares to Sigma-Tau in reliance on an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.  Sigma-Tau has represented to Dyax in the stock purchase agreement that it is acquiring the shares of Dyax common stock for investment and not for distribution.

Item 3.02                      Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report with respect to the issuance of the shares of Dyax common stock is incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYAX CORP.

Dated: June 21, 2010	By:	/s/ Ivana Magovčević-Liebisch
Ivana Magovčević-Liebisch
Executive Vice President Corporate Development and General Counsel